Luby’s Announces First Quarter Fiscal 2007 Results
Twelfth Consecutive Quarter of Same-Store Sales Growth

HOUSTON, TX - December 19, 2006 - Luby's, Inc. (NYSE: LUB) today announced unaudited financial results for the first quarter fiscal 2007, which ended on November 22, 2006. Sales in the first quarter fiscal 2007 were $73.7 million, an increase of 1.5 percent compared to the first quarter fiscal 2006, which ended on November 23, 2005. On a same-store basis, sales increased 1.7 percent for the 128 operating units in the first quarter compared to last year. The first quarter fiscal 2007 ended the Wednesday before Thanksgiving Day, which was consistent with the first quarter last year.

The Company reported net income of $1.9 million, or $0.07 per share fully diluted, in the first quarter 2007 compared to net income of $2.2 million, or $0.12 per share fully diluted, in the first quarter 2006. First quarter earnings fully diluted per share were reduced by approximately $0.01 from the impact of share-based compensation expense and net loss on disposition of property and equipment.

First quarter fiscal 2007 results also included income tax expense of $1.1 million primarily consisting of a regular federal income tax provision at an effective rate of approximately 35 percent. First quarter 2006 tax expense did not reflect a provision for regular income tax, as it was fully offset by the release of previously deferred tax benefits.

“The first quarter was a solid beginning to our fiscal year and marked twelve consecutive quarters of same-store sales growth. While the consumer spending environment remains challenging, our team’s focused execution continues to drive sales. Solid holiday sales and the introduction of Luby’s 60th anniversary cookbook also contributed to a successful quarter,” said Chris Pappas, President and CEO. “We remain committed to increasing sales and profitability in our 128 restaurants through strategic initiatives, strong marketing and product branding campaigns, and by delivering quality foods made fresh daily in a friendly restaurant environment. Additionally, we will open two new restaurants in 2007, further expanding our brand and growing our organization. Harris and I believe that Luby’s can enhance long-term shareholder value through solid execution, quality products and planned growth.”

Total prime costs of food and payroll in the first quarter were 61.0 percent of sales, an improvement compared to 62.7 percent last year. As a percentage of sales, food costs in the first quarter decreased 0.3 percent compared to last year. Payroll costs as a percentage of sales in the first quarter decreased by 1.4 percent compared to last year due to a continued focus on productivity resulting in lower store labor costs. Other operating costs increased as a percentage of sales in the first quarter by 0.9 percent compared to last year primarily due to higher costs for repairs and maintenance, restaurant supplies, and utilities. General and administrative costs as a percentage of sales in the first quarter increased 0.6 percent compared to last year, primarily due to increased corporate salaries, share-based compensation expense and staffing costs related to the Company’s new culinary initiative to provide food service at healthcare facilities.

Conference Call

The Company will host a conference call at 10:00 a.m. Central time today, December 19, 2006, to discuss financial results for the quarter. Today’s conference call can be accessed live telephonically by dialing (866) 362-4820 and using the pin code Lubys (58297). A replay of the call will be available approximately two hours after the call ends through December 26, 2006. The replay number is (888) 286-8010 and the pin code is 34308880. A live audio webcast of the conference call will also be available via the Company’s website at http://www.lubys.com/06aboutusEvents.asp to listen online. A replay of the webcast will be available on the Company’s website soon after the call is concluded. The first quarter press release will also be available on the Company's web site, www.lubys.com.

About Luby’s

Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan.  Reclassification facilitates more meaningful comparability to the Company’s current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended
	November 22,	November 23,
	2006	2005
	(84 days)	(84 days)
SALES	$73,686	$72,582
COSTS AND EXPENSES:
Cost of food	19,815	19,707
Payroll and related costs	25,155	25,768
Other operating expenses	16,846	15,935
Depreciation and amortization	3,585	3,548
General and administrative expenses	5,191	4,622
Reversal of asset impairments and restaurant closings	—	(167)
Net loss/(gain) on disposition of property and equipment	182	(174)
Total costs and expenses	70,774	69,239
INCOME FROM OPERATIONS	2,912	3,343
Interest income	171	25
Interest expense	(193)	(274)
Other income (loss), net	212	238
Income before income taxes and discontinued operations	3,102	3,332
Provision for income taxes	1,095	18
Income from continuing operations	2,007	3,314
Discontinued operations, net of income taxes	(92)	(1,091)
NET INCOME	$1,915	$2,223
Income per share -from continuing operations
- basic	$0.08	$0.13
- assuming dilution	$0.07	$0.12
Loss per share - from discontinued operations
- basic	$—	$(0.04)
- assuming dilution	$—	$(0.04)
Net income per share
- basic	$0.07	$0.09
- assuming dilution	$0.07	$0.08
Weighted average shares outstanding:
- basic	26,080	25,955
- assuming dilution	27,102	27,325

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended
	November 22,	November 23,
	2006	2005
	(84days)	(84days)

SALES	100%	100%
COSTS AND EXPENSES:
Cost of food	26.9%	27.2%
Payroll and related costs	34.1%	35.5%
Total prime costs	61.0%	62.7%
Other operating expenses	22.9%	22.0%
Depreciation and amortization	4.9%	4.9%
General and administrative expenses	7.0%	6.4%
Reversal of asset impairments and restaurant closings	0.0%	-0.2%
Net loss/(gain) on disposition of property and equipment	0.2%	-0.2%
Total costs and expenses	96.0%	95.4%
INCOME FROM OPERATIONS	4.0%	4.6%

Consolidated Balance Sheets
(In thousands except share data)

	November 22,	August 30,
	2006	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,322	$9,715
Short-term investments	9,328	—
Trade accounts and other receivables, net	616	1,461
Food and supply inventories	3,724	2,392
Prepaid expenses	2,734	1,609
Deferred income taxes	1,008	1,212
Total current assets	26,732	16,389
Property and equipment, net	183,165	183,990
Property held for sale	1,661	1,661
Deferred income taxes	2,842	3,600
Other assets	1,003	1,111
Total assets	$215,403	$206,751

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$15,373	$10,932
Accrued expenses and other liabilities	25,212	23,119
Deferred income taxes	101	52
Total current liabilities	40,686	34,103
Other liabilities	6,941	7,089
Total liabilities	47,627	41,192

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $.32 par value; 100,000,000 shares authorized; 27,764,080 shares and 27,748,983 shares issued and outstanding as of November 22, 2006, and August 30, 2006, respectively	8,884	8,880
Paid-in capital	41,997	41,699
Retained earnings	152,499	150,584
Less cost of treasury stock, 1,676,403 shares	(35,604)	(35,604)
Total shareholders' equity	167,776	165,559
Total liabilities and shareholders' equity	$215,403	$206,751

Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Quarter Ended
	November 22,	November 23,
	2006	2005
	(84 days)	(84 days)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,915	$2,223
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	220	415
Depreciation and amortization	3,585	3,553
Amortization of debt issuance cost	108	107
Non-cash compensation expense	82	43
Share-based compensation expense	166	69
Deferred income tax expense	1,011	46
Cash provided by operating activities before changes in operating assets and liabilities	7,087	6,456
Changes in operating assets and liabilities:
Decrease in trade accounts and other receivables	845	35
Increase in food and supply inventories	(1,332)	(1,423)
Increase in prepaid expenses and other assets	(1,125)	(640)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	6,386	(677)
Net cash provided by operating activities	11,861	3,751
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(9,328)	—
Proceeds from redemption/maturity of short-term investments	—	8
Proceeds from disposal of assets and property held for sale	32	1,716
Purchases of property and equipment	(3,012)	(2,336)
Net cash used in investing activities	(12,308)	(612)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	—	(3,500)
Proceeds received on exercise of stock options	54	768
Net cash provided (used in) financing activities	54	(2,732)
Net increase (decrease) in cash and cash equivalents	(393)	407
Cash and cash equivalents at beginning of period	9,715	2,789
Cash and cash equivalents at end of period	$9,322	$3,196

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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